Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan of GenMark Diagnostics, Inc. of our reports dated February 27, 2018, with respect to the consolidated financial statements of GenMark Diagnostics, Inc. and the effectiveness of internal control over financial reporting of GenMark Diagnostics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
February 27, 2018